Exhibit 23



                      [PricewaterhouseCoopers Letterhead]



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement of United Business Media plc, on Form S-8 dated 9 July 2001, relating to the United Business Media 2000 Senior Executive Equity Participation Plan of our report dated 29 June 2000, on our audit of the consolidated financial position of United Business Media plc at 31 December 1998 and 1999 and the consolidated results of their operations, their changes in financial postion and cash flows for each of the three years in the period ended 31 December 1999, which report appears on page F-2 of United Business Media plc's Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Chartered Accountants and Registered Auditors
London, England

9 July 2001